Exhibit 99.1
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We continue to have solid financial results in 2013 with growth in earnings, strong asset quality, and higher regulatory capital ratios. Net income for the first nine months of 2013 was $11,103,000 compared to $10,516,000 for the first nine months of last year. Diluted earnings per share for the first nine months of 2013 were $1.31 per share compared to $1.22 per share for the same period last year.

Net income is higher than last year as a result of an increase in net interest income due to growth in loans and maintaining our low funding costs, growth in trust and brokerage revenues, more gains recognized on the sale of securities, and higher electronic banking revenues.

Net interest income for the first nine months of 2013 amounted to $37.2 million compared to $36.9 million for the first nine months of 2012. Over the past year, we have deployed excess federal funds sold into loans. Since September 30, 2012, loan balances have increased by $44 million with growth in commercial and agricultural real estate loans. The growth in loans is especially positive considering that economic conditions in Illinois, while improved from the recession, continue to be strained. Over the past few years, we have placed a greater emphasis on agricultural lending by adding professionals with expertise in the industry, increasing our agricultural loan product offerings, and hosting educational sessions for customers and prospective customers. We have benefitted with growth in farmland purchase and refinance loans. While we have grown loan balances, the spread between the interest rate received on loans and investments compared to the amount paid on deposits and borrowings continues to be squeezed as we remain in a historically-low interest rate environment. Our net interest margin for the first nine months of 2013 was 3.46% compared to 3.52% for the first nine months of last year on a tax-equivalent basis. While down from last year, our margin has held up well compared to peer banks as our cost of funds is in the lower quartile of peers.

Year-to-date total non-interest income was $15 million compared to $13.6 million last year. During the third quarter, we completed the sale of two trust preferred securities resulting in a recovery of the book value and a gain of $1.4 million on the sale. These securities were comprised of community bank debt issuances and have increased in value as the banking industry recovers from the recession. This sale accounts for the majority of the increase in securities gains compared to last year. Also, revenues from ATM and debit cards increased due to a greater number of electronic transactions. Revenues from our trust and brokerage areas increased for the first nine months of 2013 compared to the same period last year while insurance revenues declined primarily due to lower contingency income received from carriers based upon our claims experience.

Operating expenses for the first nine months of 2013 were $32.6 million compared to $32 million for the same period last year with increases in salaries from additions to our sales staff and employees added for a new branch location in Decatur.

I mentioned that our asset quality ratios continue to be strong. Total non-performing assets (non-performing loans and other real estate owned) declined to $7.4 million at September 30, 2013 compared to $8.9 million at September 30, 2012. Also, net loan charge-offs for the first nine months of 2013 were $506,000 compared to $1,226,000 for the same period last year. Our coverage ratio of the allowance for loan losses to the level of non-accrual loans is 189% and compares well to other peer banks.

Our regulatory capital ratios have increased in 2013 including the Tier 1 Capital ratio which was 14.99% at September 30, 2013. Our capital ratios remain in excess of the regulatory minimums to be considered well-capitalized. I mentioned during last quarter’s communication that the regulators published capital rules relating to the Basel III initiative in July 2013. We have reviewed the proposal and believe that we will continue to exceed the capital ratios specified in the regulation as they are phased-in over the next several years.

We continue to make progress on our Excellence 2015 initiative. During the quarter, we started developing measurements for our enterprise risk management framework to ensure that our risk management systems in the various business lines are aligned to our enterprise-wide strategy. We also completed training sessions for our senior management group and board. During the third quarter, we opened a new branch facility in Decatur that resulted from our branch network assessment project. The branch is located on Route 36 and is our third location to serve customers in this community. We also completed plans to open a new facility in Bartonville that will replace our current location. Construction is expected to be completed during the 4th quarter and we are excited about the opportunity to upgrade our facility and offer more services in that community. Overall, we are pleased with the progress we are making through the Excellence 2015 initiative.

With a solid track record of performance, a strong balance sheet, and an experienced management team, First Mid is well-positioned for the future. It has been my pleasure to serve First Mid as Chairman and CEO since 1999 and previously as CFO from 1989 to 1999. I ask that you read the attached press release.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,
William S. Rowland
Chairman and Chief Executive Officer
October 23, 2013

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Sep 30	Dec 31
	2013	2012

Assets
Cash and due from banks	$31,447	$38,110
Federal funds sold and other interest-bearing deposits	532	44,602
Certificates of deposit investments	—	6,665
Investment securities:
Available-for-sale, at fair value	500,304	508,309
Loans	943,091	911,065
Less allowance for loan losses	(12,977)	(11,776)
Net loans	930,114	899,289
Premises and equipment, net	28,828	29,670
Goodwill, net	25,753	25,753
Intangible assets, net	2,650	3,161
Other assets	26,829	22,473
Total assets	$1,546,457	$1,578,032

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$224,732	$263,838
Interest bearing	1,039,209	1,010,227
Total deposits	1,263,941	1,274,065
Repurchase agreements with customers	78,114	113,484
Other borrowings	25,000	5,000
Junior subordinated debentures	20,620	20,620
Other liabilities	8,193	8,176
Total liabilities	1,395,868	1,421,345
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares;
issued 10,427 shares in 2013 and 2012)	52,035	52,035
Common stock ($4 par value; authorized 18,000,000 shares;
issued 7,743,254 shares in 2013 and 7,682,535 shares in 2012)	30,973	30,730
Additional paid-in capital	32,963	31,685
Retained earnings	85,529	78,986
Deferred compensation	2,909	2,953
Accumulated other comprehensive income (loss)	(6,922)	4,544
Treasury stock at cost, 1,824,648 shares in 2013 and
and 1,711,646 in 2012	(46,898)	(44,246)
Total stockholders’ equity	150,589	156,687
Total liabilities and stockholders’ equity	$1,546,457	$1,578,032

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended September 30,	2013	2012

Interest income:
Interest and fees on loans	$31,371	$32,863
Interest on investment securities	8,435	8,893
Interest on certificates of deposit	14	46
Interest on federal funds sold & other deposits	34	62
Total interest income	39,854	41,864
Interest expense:
Interest on deposits	2,071	3,845
Interest on repurchase agreements with customers	34	100
Interest on other borrowings	189	570
Interest on subordinated debt	393	428
Total interest expense	2,687	4,943
Net interest income	37,167	36,921
Provision for loan losses	1,707	1,751
Net interest income after provision for loan losses	35,460	35,170
Non-interest income:
Trust revenues	2,476	2,371
Brokerage commissions	590	494
Insurance commissions	1,317	1,476
Services charges	3,620	3,537
Securities gains (losses), net	2,291	1,060
Mortgage banking revenues	826	1,038
ATM / debit card revenue	2,819	2,543
Other	1,022	1,081
Total non-interest income	14,961	13,600
Non-interest expense:
Salaries and employee benefits	18,036	17,437
Net occupancy and equipment expense	6,212	6,042
FDIC insurance	632	665
Amortization of intangible assets	511	603
Legal and professional expense	1,621	1,665
Other	5,600	5,549
Total non-interest expense	32,612	31,961
Income before income taxes	17,809	16,809
Income taxes	6,706	6,293
Net income	$11,103	$10,516

Per Share Information (unaudited)
For the period ended September 30,	2013	2012
Basic earnings per common share	$1.31	$1.22
Diluted earnings per common share	$1.31	$1.22
Dividends per common share	$0.21	$0.21
Book value per share at Sep 30	$16.51	$17.53
OTCBB market price of stock at Sep 30	$22.33	$25.50

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended September 30,	2013	2012

Balance at beginning of period	$156,687	$140,967
Net income	11,103	10,516
Dividends on preferred stock and common stock	(6,778)	(5,989)
Issuance of preferred and common stock	1,345	9,942
Purchase of treasury stock	(2,614)	(1,637)
Deferred compensation and other adjustments	94	68
Changes in accumulated other comprehensive income	(11,466)	2,244
Balance at end of period	$150,589	$157,688

CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements (unaudited)	2013	2012
For the period ended September 30,

Leverage ratio	10.2%	9.83%
Tier 1 capital to risk-weighted assets	14.99%	14.73%
Total capital to risk-weighted assets	16.21%	15.88%